Exhibit 10.33

AMENDMENT No. 5 TO LICENSING AND DISTRIBUTION AGREEMENT

This Amendment No. 5 to LICENSING AND DISTRIBUTION AGREEMENT (this “Amendment No. 5”) is dated as of December 31, 2014 by and between Nuo Therapeutics, Inc. (formerly Cytomedix Inc.), a Delaware corporation, with principal office at 207 Perry Parkway, Suite 1, Gaithersburg, MD 20877 (“Nuo” or “Cytomedix”) and Millennia Holdings, Inc., a California cooperation, with principal office at 3731 Wilshire Blvd., Suite 900, Los Angeles, CA 90010 (“Millennia”). Capitalized terms used in this Amendment No. 5 shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

A.	Cytomedix and Millennia have entered into that certain Licensing and Distribution Agreement dated September 10th, 2009, as amended by the following amendments: (i) Amendment to Licensing and Distribution Agreement dated as of September 10, 2012; (ii) Amendment No. 2 to Licensing and Distribution Agreement dated as of March 10, 2013; (iii) Amendment No. 3 to Licensing and Distribution Agreement dated as of November 8, 2013; and (iv) Amendment No. 4 to Licensing and Distribution Agreement dated as of April 22, 2014 (the “Agreement”).

B.	Nuo (as successor of Cytomedix) and Millennia have agreed to further amend the Agreement in order to terminate the Agreement and allow for Nuo to transfer the exclusivity rights set forth in the Agreement from Millennia to ROHTO Pharmaceutical Co., Ltd., a Japanese company, with its principal office at 1-8-1 Tatsumi-nishi, Ikuno-ku, Osaka 544-8666, Japan (“RHOTO”) by Nuo entering into that certain Exclusive License and Distribution Agreement with ROHTO dated as of December 31, 2014 (the “RHOTO/Nuo License Agreement”), which is attached to, but is not and shall not be incorporated into this Amendment No. 5.

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENT

1.	Termination of Agreement; Effectiveness of this Amendment No. 5.

(a)           The Agreement is hereby terminated effective as of the effective date of the RHOTO/Nuo License Agreement; provided, however, that the terms and conditions set forth in Exhibit A to the Licensing and Distribution Agreement dated September 10th, 2009 shall not be terminated and shall be incorporated into this Amendment No. 5 as if full set forth herein. For greater certainty, references to “the Agreement” in this Amendment No. 5 shall not include this Amendment No. 5.

(b)           This Amendment No. 5 shall only become effective as of the effective date of the RHOTO/Nuo License Agreement.

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2.	Continue Obligations of Millennia.

Millennia will provide clinical data and support reasonably requested by Rohto to facilitate a smooth transition of the licensing and distribution relationship from Millennia to Rohto. Millennia or Millennia Cooperation, a Japan corporation, with principal office at 17-1, Nihonbashi, Hakozaki-cho, Hakozaki Regent Bldg., 3F, Chuo-ku, Tokyo, Japan (“MJ”) shall continue working with Rohto on the clinical studies and market penetration for the Aurix System as contemplated by the RHOTO/Nuo License Agreement. Millennia or MJ will continue to support Rohto with clinical data, wound care knowledge, and general market assistance.

3.	Fees and Royalty to Millennia.

(a)           During the term of the RHOTO/Nuo License Agreement, provided that Millennia performs its obligations pursuant to the terms of this Amendment No. 5, the following fees shall be paid to Millennia by wire transfer within five business days after Nuo receives the corresponding payments from Rohto:

(i)          Fees:

(1)           Upon receiving a USD$3,000,000 upfront fee from Rohto, Nuo will pay Millennia a non-refundable fee of USD$1,500,000.

(2)           Upon receiving the USD$1,000,000 milestone fee from Rohto for achievement of NHI pricing, Nuo will pay non-refundable USD$500,000 to Millennia.

(3)           In the event that Rohto pays Nuo additional fees for expansion into other Asian territories, and assuming RHOTO has complied with the performance criteria established between Nuo and Rohto, all as contemplated by the RHOTO/Nuo License Agreement, upon Nuo’s receipt of such additional fees from Rohto, Nuo will pay Millennia an amount equal to 50% of such additional fees.

(ii)         Royalty:

(1)           To support ongoing market and clinical activities, Millennia will receive 10% of the royalties paid by RHOTO to Nuo under the RHOTO/Nuo License Agreement. This amount is equal to 0.9% of the “Net Sales” (as defined in the RHOTO/Nuo License Agreement).

(2)           Notwithstanding anything to the contrary in this Amendment No. 5 or in the RHOTO/Nuo License Agreement, the maximum amount of all royalties paid to Millennia shall be USD$5,000,000 in the aggregate.

(b)           All of Nuo’s obligations to make any payments under this Amendment No. 5 is subject to Nuo receiving the corresponding payments from RHOTO pursuant to the RHOTO/Nuo License Agreement.

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4.	Miscellaneous.

(a)           Except as otherwise specifically provided in this Amendment No. 5 or as may be otherwise agreed between the parties, each party shall each pay its respective expenses incident to this Amendment No. 5 and the transactions contemplated hereby (including, without limitation, the fees and disbursements of their respective counsel), and no party to this Amendment No. 5 shall have any liability for such expenses incurred by any other party, except as may be provided for in writing.

(b)           Neither party may assign this Amendment No. 5, in whole or in part, or any rights hereunder without the other party’s written consent. This Amendment No. 5 shall inure to the benefit and be binding upon the parties and their respective successors and assignees. Except as provided in this Amendment No. 5, nothing expressed or mentioned in this Amendment No. 5 is intended or shall be construed to give any person, other than the parties to it and their respective successors and assignees, any legal or equitable right, remedy or claim under or with respect to this Amendment No. 5 or any of its provisions.

(c)           Each party acknowledges that the remedy at law for its breach of any provisions of this Amendment No. 5 may be inadequate, and that the damages flowing from such breach may not be susceptible to being measured in monetary terms. In the event of either party’s noncompliance or violation, as the case may be, of certain terms, representations, covenants and conditions set forth in this Amendment No. 5, the non-breaching party may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive relief, and/or such other legal and equitable remedies as may be appropriate because the non-breaching party would have no adequate remedy at law for such violation or noncompliance. Nothing in this paragraph will be deemed to limit a party’s remedies at law or in equity that may be pursued or availed by it for any breach by the other party of any part of this Amendment No. 5. A party will be entitled to recover the reasonable costs and attorneys’ fees incurred in seeking relief for any such breach, if it is successful in doing so.

(d)           If any portion of this Amendment No. 5 shall be held invalid or inoperative, then so far as is reasonable and possible, the remainder of this Amendment No. 5 shall be considered valid and operative; and to the extent possible under applicable law, effect shall be given to the intent of the portion held invalid or inoperative.

(e)           This Amendment No. 5 may not be modified or amended except by written agreement executed by each of the parties to this Amendment No. 5. This Amendment No. 5 may be executed in a number of identical counterparts, each of which shall be deemed to be an original, but all of which constitute, collectively, one and the same Agreement; but, in making proof of this Amendment No. 5, it shall not be necessary to produce or account for more than one counterpart.

(f)           This Amendment No. 5 shall automatically terminate upon the termination of the RHOTO/Nuo License Agreement. Millennia shall never (i) challenge the validity or ownership of any of the Licensed Technologies by Nuo or (ii) contest the fact that Millennia’s rights under this Amendment No. 5 shall terminate upon termination of the RHOTO/Nuo License Agreement or this Amendment No. 5.

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(g)           Each party represents and warrants that it has full power and authority to execute and deliver this Amendment No. 5 and that neither the execution nor the delivery of this Amendment No. 5, nor the finalization of the transactions contemplated hereby shall violate any provision of existing law or any existing judgment, injunction, writ, order or decree of any court or governmental authorities or other authority having jurisdiction over it, or will result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound, or shall require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken.

(h)          The parties to this Amendment No. 5 covenant and agree that they will execute any other and further instruments and documents which reasonably are or may become necessary or convenient to effectuate and carry out this Amendment No. 5.

(i)            Except as specifically contemplated hereby, this Amendment No. 5 (which, for greater certainty, includes the Exhibit A referenced in Section 1(a)) contains the entire understanding between the parties and supersedes prior understandings or written or oral agreements between the parties with respect to the subject matter of this Amendment No. 5. Each party acknowledges that the other has made no representations or warranties to it concerning the terms, enforceability, or implications of this Amendment No. 5 and that none has provided any inducement for the other to execute this Amendment No. 5 other than the consideration referred to herein.

(j)           This Amendment No. 5 and all acts and transactions pursuant hereto and the rights and obligations of the parties shall be governed, construed and interpreted in accordance with the laws of the State of New York, without reference to rules of conflicts or choice of laws. Any disputes or controversies which may arise between parties in connection with this Amendment No. 5 shall be finally settled by arbitration. Such arbitration shall be held in English, in Wilmington, Delaware, the United States, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

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In Witness Whereof, this Amendment No. 5 has been executed on the date first written.

Nuo therapeutics, Inc.		Millennia Holdings, Inc.

By:	/s/ Martin Rosendale	By:	/s/ Eric Chen
	Martin Rosendale, CEO		Eric Chen, CEO

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